UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2012

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

77 McCullough Drive, Suite 7, New Castle, Delaware 19720

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (800) 957-7622

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2012, the registrant, ScripsAmerica, Inc., entered into a letter of intent with Marlex Pharmaceuticals, Inc. and its principals to acquire all of the outstanding shares of Marlex in a reverse triangular merger. The purchase price for Marlex is $5 million, which will be paid by the issuance of restricted shares of the registrant’s common stock. The number of shares of the registrant’s common stock to be issued to the shareholders of Marlex will be based on the purchase price divided by the lesser of (i) $0.338, which is the average closing price of the registrant’s common stock on the OTC Bulletin Board for the five day period ended September 11, 2012 and (ii) the average closing price of the registrant’s common stock on the OTC Bulletin Board for the five day period ending on the date of the closing of the merger (but in no event less than $0.174 per share). The registrant’s board of directors approved the acquisition of Marlex under the letter of intent based upon an appraisal from Corporate Valuation Advisors, Inc., which valued Marlex’s business at $12.5 million.

The closing of the merger is subject to (i) the parties entering into a definitive agreement and plan of merger, (ii) Marlex delivering to the registrant audited financial statements for the year ended December 31, 2011 and unaudited financial statements for the six months ended June 30, 2012 reviewed by an independent auditor and (iii) the registrant securing financing to pay off Marlex’s existing bank debt (which is estimated to be between $4 million - $5 million). The closing must occur on or before December 31, 2012, but the registrant may postpone the closing to no later than February 28, 2013 if the registrant requires additional time to (i) meet SEC filing requirements for the acquisition of Marlex (such as preparing consolidated financial statements and/or pro forma financial statements) or (ii) secure the financing to pay off Marlex’s existing bank debt.

Upon the closing of the merger, Marlex will be a wholly-owned subsidiary of the Company and the current management of Marlex will remain as the management of Marlex. Additionally, at the closing, the executive officers of Marlex will enter into employment agreements consistent with those given to executive officers of the registrant, subject to review and approval by the Compensation Committee of the registrant’s board of directors.

If the conditions to closing are met and Marlex neglects, fails or refuses to close, then (a) all amounts owed by Marlex to the registrant shall become immediately due and payable with interest (at the rate of 3.5% per annum) and (i) Marlex shall pay the registrant a break-up fee of $25,000 plus legal and accounting fees and costs incurred by the registrant with respect to the transaction and all other costs, expenses and losses of the registrant.

The registrant also has a right of first refusal if Marlex receives an offer from a third party to acquire Marlex prior to the closing.

The description of the letter of intent contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the letter of intent which is attached to this Current Report as Exhibit 10.1, and which is incorporated herein by reference.

Item 8.01	Other Events.

On September 12, 2012, the registrant issued a press release regarding the letter of intent it signed with Marlex Pharmaceuticals, Inc. and its principals to acquire all of the outstanding shares of Marlex in a stock-for-stock reverse triangular merger. The press release is attached to this Current Report as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description
10.1	Letter of Intent, dated September 11, 2012, by and among the registrant, Marlex Pharmaceuticals, Inc., Sarav Patel and Samir Patel.
99.1	Press release dated September 12, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPSAMERICA, INC.

Date: September 14, 2012	By:	/s/ Jeffrey Andrews
Jeffrey Andrews
Chief Financial Officer

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